                                                                    EXHIBIT 4.32

May 25, 1995

Olympus Private Placement Fund, L.P.
Metro Center
One Station Place
Stamford, Connecticut 06902

Ladies and Gentlemen:

         Reference is made to the letter agreement dated April 27, 1995 (the "Letter Agreement"), between LDI Corporation (the "Company") and Olympus Private Placement Fund, L.P. (the "Purchaser"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement. Inasmuch as the Company has not finalized the refinancing of its senior debt or determined the defnitive financial covenants that will appear in the agreements relating to such senior debt, the Company and the Purchaser hereby agree that paragraph 5 of the Letter Agreement is amended and restated to read in its entirety as follows:

                  5. If a definitive amendment of the Agreement as referred to in the second paragraph above has not been executed and delivered by the Company and the Purchaser on or before June 30, 1995, then on July 1, 1995, (i) the waiver set forth in paragraph 1 above shall expire and be of no further force and effect and (ii) the amendment to Section 5F set forth in paragraph 2 above shall be void and of no further force and effect, and the provisions of Section 5F shall be reinstated as in effect immediately prior to the effectiveness of this letter agreement.

         Please indicate your agreement with the foregoing by executing this letter agreement in the space provided below and returning a signed copy to me.

Sincerely,
LDI CORPORATION




By:      Frank G. Skedel
         Executive Vice President and
           Chief Financial Officer

ACCEPTED AND AGREED:
OLYMPUS PRIVATE PLACEMENT FUND, L.P.
By:  OGP Partners, L.P.
     Its General Partner



By:   ___________________________________________
Title: __________________________________________